EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Esquire Financial Holdings, Inc. of our report dated March 29, 2024, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Esquire Financial Holdings, Inc. for the year ended December 31, 2023.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey
June 14, 2024